Exhibit 3.1

Oak Woods Acquisition Corporation

(the “Company”)

Minutes of an extraordinary general meeting (the “Meeting”) of the members of the Company (the “Members”) held as a virtual meeting conducted exclusively via live webcast on 26th September 2024 at 3:00 p.m. Eastern Time

PRESENT: as per sign in sheet attached hereto as Appendix A

1.	CHAIRPERSON

Lixin Zheng chaired the Meeting.

2.	CONFIRMATION OF NOTICE AND QUORUM

NOTED THAT the Chairperson confirmed that notice of the meeting had been given to all Members entitled to vote at the Meeting in accordance with article 21.1 of the amended and restated articles of association of the company, as amended from time to time (the “Articles”) and that a quorum was present throughout the Meeting in accordance with Article 29.1.

3.	EXTENSION AMENDMENT

RESOLVED AS A SPECIAL RESOLUTION THAT the amended and restated memorandum of association and amended and restated articles of association of the Company (the “Amended and Restated Memorandum and Articles of Association”):

(a)	be amended by the deletion of the existing Articles 49.7 and 49.8 in their entirety and the insertion of the following new Articles 49.7 and 49.8 in their place:

“49.7	In the event that the Company does not consummate a Business Combination within 21 months (or 24 months, if applicable under the provisions of Article 49.8) from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;

(b)	as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company and without deducting any portion thereof for fees, taxes, or dissolution expenses of the Company, divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)	as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.”; and

(b)	be amended by the deletion of the existing Article 49.8 in its entirety and the insertion of the following language in its place:

“49.8	In the event that any amendment is made to the Articles:

(a)	to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 18 months (or 21 months or 24 months, if applicable under the provisions of this Article 49.8) from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles; or

(b)	with respect to any other provision relating to Members’ rights or pre- Business Combination activity,

each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares.

Notwithstanding the foregoing or any other provisions of the Articles, in the event that the Company has not consummated a Business Combination within 18 months from the closing of the IPO, the Company may, without another shareholder vote, elect to extend the date to consummate the Business Combination for up to 6 times by an additional one- months each time after the 18th month from the closing of the IPO, by resolution of the Directors until 24 months from the closing of the IPO provided the Sponsor deposits $172,500 per for each one-month extension, on or prior to the date of the applicable deadline, up to six (6) times.”

4.	REDEMPTION LIMITATION AMENDMENT

RESOLVED AS A SPECIAL RESOLUTION THAT the Amended and Restated Memorandum and Articles of Association:

(a)	be amended by the deletion of the existing Articles 49.4 and 49.5 in their entirety and the insertion of the following new Articles 49.4 and 49.5 in their place:

“49.4	At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorized to consummate such Business Combination.”; and

(b)	be amended by the deletion of the existing Article 49.5 in its entirety and the insertion of the following language in its place:

“49.5	Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated.”

5.	EXTENSION PROPOSAL

RESOLVED AS AN ORDINARY RESOLUTION THAT subject to and conditional upon the effectiveness of the special resolutions as set forth in paragraphs 3 and 4 above to: (i) give the Company the right to extend the date by which the Company has to complete a business combination from September 28, 2024 to March 28, 2025, by depositing into the trust account (the “Trust Account”) established in connection with the Company’s initial public offering (the “IPO”) $172,500 per for each one-month extension, on or prior to the date of the applicable deadline, for up to six (6) times, and; (ii) restrict the Company from utilizing any portion of the funds held in the Trust Account to pay the fees, taxes, or dissolution expenses of the Company in the event the Company does not consummate a business combination which the Company must consummate a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination within 21 months (or 24 months, if applicable under the provisions of Article 49.8) from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles.

6.	THE FOUNDER SHARE AMENDMENT

RESOLVED AS A SPECIAL RESOLUTION THAT the Amended and Restated Memorandum and Articles of Association:

(a)	be amended by the deletion of the existing Article 17.2 in its entirety and the insertion of the following new Article 17.2 in its place:

“17.2	Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”) at any time and from time to time prior to the consummation of a Business Combination at the election of the holders of the Class B Shares.”; and

(b)	be amended by the deletion of the existing Article 49.10 in its entirety and the insertion of the following new Article 49.10 in its place:

“49.10	Except in connection with the conversion of Class B Shares into Class A Shares pursuant to Article 17 where the holders of such Shares have waived any right to receive funds from the Trust Fund, after the issue of Public Shares, and prior to the consummation of a Business Combination, the Directors shall not issue additional Shares or any other securities that would entitle the holders thereof to (i) receive funds from the Trust Fund or (ii) vote as a class with Public Shares (a) on any Business Combination.”

7.	CLOSE

There being no further business, the proceedings then concluded.

/s/ Lixin Zheng
Lixin Zheng Chairperson

Appendix A

EGM Sign-in Sheet1

Lixin Zheng

/s/ Lixin Zheng

Mitchell Cariaga

/s/ Mitchell Cariaga

[1]	Lixin Zheng and Mitchell Cariaga together represented a Quorum of Voting Shares by Proxy.